Exhibit 99.1

For Release: Immediately

Contact:

Media – Christopher Farage - Vice President Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts – Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Hannifin Reports Record Sales, Income from Continuing Operations, and Cash Flow From Operations

CLEVELAND, January 18, 2006 – Parker Hannifin Corporation (NYSE: PH) today reported second quarter records in sales, income from continuing operations, and cash flow from operations. For the second quarter of fiscal-year 2006, sales were $2.2 billion, up 13 percent, as compared to sales of $1.9 billion from the same period last year.

Income from continuing operations in the second quarter of fiscal 2006 was $1.07 per diluted share, compared to 91 cents in the prior year. The current quarter includes a loss of 8 cents per diluted share resulting from the divestiture of the Thermoplastics division on December 21, 2005, and an expense of 3 cents per diluted share related to FAS 123R, which requires the expensing of equity-based compensation. Before the impact of the Thermoplastics divestiture and FAS 123R, income from continuing operations in the second quarter was $1.18 per diluted share.

“The strong sales and income growth over last year’s record second quarter results keeps us solidly on track for another record year in fiscal 2006,” said Chairman and CEO Don

Washkewicz. “Parker employees across the world continue to execute our Win Strategy, which is providing very clear and positive results in premier customer service, improved operating margins, record cash flows, and profitable growth.”

Second Quarter Segment Results

In the North American Industrial segment, second quarter operating income improved 30.4 percent over the prior year to $130.2 million, on sales of $929.7 million.

The International Industrial segment second quarter operating income increased 10.5 percent over the prior year to $68.1 million, on sales of $676.5 million.

In the company’s Climate & Industrial Controls segment, second quarter operating income increased 11.3 percent over the prior year to $9.9 million, on sales of $206.0 million.

The Aerospace segment reported a second quarter decline in operating income of 4.5 percent over the prior year to $47.3 million, on sales of $345.3 million.

The expense in the current quarter related to the adoption of FAS 123R, and the loss related to the divestiture of Thermoplastics, are included in “Other Expense” for segment reporting purposes, and are not included in the operating segment results.

Fiscal Year to Date Results

For the first six months of fiscal-year 2006, sales were $4.27 billion, up 12.9 percent, as compared to sales of $3.78 billion from the same period last year. Income from continuing operations for the first six months of fiscal 2006 was $2.27 per diluted share, up 16 percent over the same period in the prior year.

Cash flow from operations reached a first half record $429.5 million, or 10.1 percent of sales, surpassing $354.4 million in the same period last year, or 9.4 percent of sales.

“We are especially pleased with our ability to generate record levels of cash, with cash flow from operations as a percentage of sales reaching double digits,” added Washkewicz. “Our focus on improving cash flow was recently recognized by Barron’s magazine, which identified Parker as one of the top 50 companies in North America with a strong record of free-cash flow growth.”

The following is a summary of earnings per diluted share for the second quarter and the first six months:

	Second Quarter		First Six Months
	FY 2006	FY 2005	FY 2006	FY 2005
EPS as Reported	$1.07	$1.41	$2.51	$2.52
Discontinued Operations	—	$0.50	$0.24	$0.56
EPS from Continuing Operations as Reported	$1.07	$0.91	$2.27	$1.96
Loss on Sale of Thermoplastics	$0.08	—	$0.08	—
FAS 123R Expense	$0.03	—	$0.13	—
EPS from Continuing Operations Adjusted	$1.18	$0.91	$2.48	$1.96

The company continues to expect total FAS 123R expense for equity-based compensation in fiscal 2006 of approximately 20 cents per diluted share, which includes the 13 cents per diluted share expense already incurred fiscal year to date.

Other Highlights

“As part of our Win Strategy, we have set a goal to grow the company on an organic basis by at least 5 percent each year, and 10 percent overall,” said Washkewicz. “I am very pleased to report that of our 13.2 percent growth in the quarter, more than half came from organic growth. Our focus on serving the customer, providing systems solutions, and getting products to customers where and when they need it through our global network of distributors is helping to drive sales growth with current and new customers.”

Washkewicz continued, “Our growth from acquiring new businesses for the Parker portfolio is the other half of our growth story. Investing in our industry through acquisitions this quarter has added over $490 million in annual revenues to our company. We’re especially excited over our recent acquisition of Domnick Hunter, headquartered in the UK. The combination creates a powerful array of filtration, separation, and purification solutions, extending our customer reach in Europe and North America through the complementary products, and similar cultures, of our two organizations.”

Outlook

The company has narrowed the range of its annual guidance by raising the lower end of the range. The following table summarizes the company’s annual earnings guidance, including the loss of 8 cents per diluted share from the divestiture of the Thermoplastics division:

	Annual EPS Guidance
	Low	High
Previous guidance, income from continuing operations	$4.85	$5.30
Revised guidance, income from continuing operations, including loss from divestiture	$4.97	$5.22
Revised guidance, income from continuing operations, excluding loss from divestiture	$5.05	$5.30

“Parker’s current quarter’s results and the strong order increases we have recently seen, reinforce our optimistic outlook for the remainder of the year,” added Washkewicz. “We have effectively raised our guidance for the fiscal year. The diversity of the markets we serve remains a strength, enabling us to mitigate temporary swings in individual business sectors. Our unrivaled distribution network extends our brand of premier customer service to our customers in every region of the world, and our breadth of product continues to provide customers with systems solutions. In addition, we continue to add value through the fast and efficient integration of the companies we have recently acquired, while maintaining the strong balance sheet to invest with purpose and discipline in other motion and control businesses and innovative technologies. The foundation of our success rests upon the diverse talents of the 50,000 Parker employees from around the world.”

In addition to this information, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal second-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $8 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 50,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 49 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements: Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2005

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2005	2004	2005	2004
Net sales	$2,157,537	$1,905,931	$4,271,088	$3,783,846
Cost of sales	1,705,683	1,516,905	3,361,436	2,994,599

Gross profit	451,854	389,026	909,652	789,247
Selling, general and administrative expenses	245,845	217,856	482,859	412,252
Interest expense	19,587	17,236	36,058	33,415
Other expense (income), net	10,898	(1,433)	11,171	9,542

Income from continuing operations before income taxes	175,524	155,367	379,564	334,038
Income taxes	46,500	44,954	106,692	97,589

Income from continuing operations	129,024	110,413	272,872	236,449
Discontinued operations		60,714	28,884	67,461

Net income	$129,024	$171,127	$301,756	$303,910

Earnings per share:
Basic earnings per share from continuing operations	$1.09	$.93	$2.30	$1.99
Discontinued operations	—	.51	.24	.57

Basic earnings per share	$1.09	$1.44	$2.54	$2.56

Diluted earnings per share from continuing operations	$1.07	$.91	$2.27	$1.96
Discontinued operations		.50	.24	.56

Diluted earnings per share	$1.07	$1.41	$2.51	$2.52

Average shares outstanding during period - Basic	118,821,006	118,899,161	118,851,843	118,593,863
Average shares outstanding during period - Diluted	120,324,168	121,122,955	120,385,768	120,417,493

Cash dividends per common share	$.23	$.19	$.46	$.38

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2005	2004	2005	2004
Net sales
Industrial:
North America	$929,734	$819,243	$1,858,965	$1,651,581
International	676,526	583,221	1,297,290	1,132,194
Aerospace	345,274	326,961	694,081	658,095
Climate & Industrial Controls	206,003	176,506	420,752	341,976

Total	$2,157,537	$1,905,931	$4,271,088	$3,783,846

Segment operating income
Industrial:
North America	$130,230	$99,862	$267,360	$219,671
International	68,068	61,615	148,509	128,088
Aerospace	47,322	49,540	102,105	100,834
Climate & Industrial Controls	9,914	8,911	28,530	24,728

Total segment operating income	$255,534	$219,928	$546,504	$473,321
Corporate general and administrative expenses	28,489	30,563	57,316	55,869

Income from continuing operations before interest expense and other	227,045	189,365	489,188	417,452
Interest expense	19,587	17,236	36,058	33,415
Other expense	31,934	16,762	73,566	49,999

Income from continuing operations before income taxes	$175,524	$155,367	$379,564	$334,038

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2005

CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,
(Dollars in thousands)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$313,338	$116,861
Accounts receivable, net	1,250,448	1,141,327
Inventories	1,153,521	1,100,365
Prepaid expenses	51,953	41,838
Deferred income taxes	133,508	113,225

Total current assets	2,902,768	2,513,616
Plant and equipment, net	1,643,941	1,655,857
Goodwill	2,012,596	1,382,724
Intangible assets, net	428,632	205,085
Other assets	807,860	787,995
Net assets of discontinued operations		93,447

Total assets	$7,795,797	$6,638,724

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$534,423	$81,082
Accounts payable	584,347	471,217
Accrued liabilities	563,619	523,355
Accrued domestic and foreign taxes	64,496	94,375

Total current liabilities	1,746,885	1,170,029
Long-term debt	1,082,584	988,828
Pensions and other postretirement benefits	1,059,314	824,824
Deferred income taxes	96,894	82,514
Other liabilities	202,748	185,127
Shareholders’ equity	3,607,372	3,387,402

Total liabilities and shareholders’ equity	$7,795,797	$6,638,724

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended December 31,
(Dollars in thousands)	2005	2004
Cash flows from operating activities:
Net income	$301,756	$303,910
Net (income) from discontinued operations	(28,884)	(67,461)
Depreciation and amortization	136,678	131,108
Stock-based compensation	22,802	—
Net change in receivables, inventories, and trade payables	5,259	8,812
Net change in other assets and liabilities	4,778	(30,314)
Other, net	(12,936)	8,389

Net cash provided by operating activities	429,453	354,444

Cash flows from investing activities:
Acquisitions (net of cash of $17,013 in 2005 and $2,522 in 2004)	(818,036)	(486,980)
Capital expenditures	(105,859)	(78,292)
Proceeds from sale of businesses	92,715	120,000
Other, net	6,784	20,096

Net cash (used in) investing activities	(824,396)	(425,176)

Cash flows from financing activities:
Net proceeds from common share activity	1,813	20,255
Net proceeds from debt	434,796	42,886
Dividends	(54,669)	(45,065)

Net cash provided by financing activities	381,940	18,076

Net cash (used in) operating activities of discontinued operations	(9,366)	(19,081)

Effect of exchange rate changes on cash	(373)	4,751

Net (decrease) in cash and cash equivalents	(22,742)	(66,986)
Cash and cash equivalents at beginning of period	336,080	183,847

Cash and cash equivalents at end of period	$313,338	$116,861

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.